Exhibit 99.1

Aevi Genomic Medicine Announces Agreement for $28 Million Private Placement

PHILADELPHIA, PA – (Marketwired) – 08/10/17 – Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (the “Company”) today announced the execution of a definitive agreement to sell shares of common stock and warrants to purchase common stock in a private placement, or PIPE, to certain accredited investors, led by Children’s Hospital of Philadelphia Foundation (“ the CHOP Foundation”).

The Company will sell 22.2 million shares of its common stock with warrants to purchase approximately 4.0 million additional shares of its common stock, for aggregate proceeds of $28.0 million, before expenses. The CHOP Foundation led the financing, with additional participation by other undisclosed existing blue-chip investors. The CHOP Foundation has committed to provide up to an additional $5.0 million of equity financing through June 30, 2018, subject to certain terms and conditions.

“Children’s Hospital of Philadelphia is a globally renowned research organization, and they are a tremendously valued partner to the Company,” commented Mike Cola, President and Chief Executive Officer of Aevi Genomic Medicine. “We are pleased with its decision to support us in this transaction.”

“AEVI Genomic Medicine has been our collaborator in the pursuit of new and effective treatments for severe and debilitating childhood diseases since 2014. We are very hopeful that this investment will yield benefits that will make new treatments quickly available to families,” said Bryan Wolf, Executive Vice President and Chief Scientific Officer of Children’s Hospital of Philadelphia. “Research happening right now has the potential to revolutionize medicine. We need partners like Aevi Genomic Medicine to help us get us across the finish line faster. We look forward to what the future holds,” he said.

The Company intends to use the aggregate net proceeds of the PIPE to further the development of its two lead clinical programs, to support its ongoing collaboration with Children’s Hospital of Philadelphia, to develop other product candidates and for general corporate purposes.

Jefferies, LLC served as financial advisor to Aevi Genomic Medicine for the PIPE and Evercore, LLC served as financial advisor to the CHOP Foundation in such transaction.

Subject to the approval of the Company’s stockholders and the satisfaction of certain customary closing conditions, the PIPE is expected to close in the fourth quarter of 2017. The Company has not yet set a date for a stockholder meeting to seek the approval of the PIPE. Once a meeting date has been determined, the Company will send a notice and proxy statement relating to the meeting and the approval being sought to its stockholders.

The securities being sold in this PIPE have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not be able to be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements. The Company has agreed to file a resale registration statement with the Securities and Exchange Commission within 60 days of the PIPE closing to register the resale of the shares of common stock, including those underlying the warrants, issued in the PIPE.

This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the Company’s research and development efforts leverage an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics at The Children’s Hospital of Philadelphia. Based on discoveries from the genomics collaboration, the Company currently has two programs in clinical development, AEVI-001 for mGLuR+ ADHD and AEVI-002 for severe pediatric onset Crohn’s disease.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the expected timing of the closing of the private placement, the Company's development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

+1-339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

http://irma.gomez-dib@fticonsulting.com

# # #